Exhibit 10.65

TOWER INTERNATIONAL, INC.

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Tower International, Inc., a Delaware corporation (the “Company”), and the individual named in Exhibit A hereto (the “Awardee”). For purposes of this Agreement, the information referenced in Exhibit A shall be as provided to the Awardee electronically via the website made accessible to the Awardee to accept the terms and conditions of this Award as set forth herein.

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the long-term success and growth of the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to make an incentive bonus award to the Awardee that constitutes “qualified performance-based compensation” under Section 162(m) of the Code pursuant to Section 14 of the Tower International, Inc. 2010 Equity Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.         Award. The Company hereby awards the Awardee a cash-based award (the “Performance Award”) for the performance period set forth in Exhibit A (the “Performance Period”) (which, for administrative purposes, the Company may denominate as a number of units of equivalent notional value). The target amount of the Performance Award is set forth in Exhibit A (the “Target Award Amount”). The actual dollar amount of the Performance Award paid hereunder is dependent upon the satisfaction of the performance conditions set forth in Section 2 below and may range from zero to two hundred percent (200%) of the Target Award Amount. The Performance Award represents an unfunded, unsecured obligation of the Company. The Performance Award shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2.         Earning of Performance Award. Fifty percent (50%) of the Performance Award shall be earned based upon the Company Adjusted EPS Growth Rate (as hereinafter defined) for the Performance Period (as hereinafter defined) (the “EPS Award”), and the remaining fifty percent (50%) of the Performance Award shall be earned based upon the Company TSR Percentile for the Performance Period (the “TSR Award”). Subject to Section 4 and Section 5 below, at the end of the Performance Period, the Committee will determine the Company’s attained levels of performance with respect to the Company Adjusted EPS Growth Rate and TSR Percentile and determine the total dollar amount of the EPS Award and the TSR Award earned, if any, by the Awardee for the Performance Period (collectively, the “Earned Performance Award”) by reference to the following performance matrix:

Earned Performance Award
	Threshold		Target		Maximum
Earned EPS Award or TSR Award (as applicable) *	50%		100%		200%
Company Adjusted EPS Growth Rate	2%		7%		12%
Company TSR Percentile	25	th	50	th	75	th

* As a % of the portion of the Target Award Amount attributable to the EPS Award or TSR Award, as applicable.

If, at the end of the Performance Period, the threshold, target or maximum level of performance set forth in the performance matrix above has been attained for either or both of the Company Adjusted EPS Growth Rate or the Company TSR Percentile, the Awardee will be entitled to receive payment pursuant to Section 3 below for the total amount of the Earned Performance Award, subject to the Awardee’s Continuous Service with the Company or any of its Subsidiaries through the Payment Date. If the attained level of performance for either performance goal is between the threshold and target, or between the target and maximum, the total amount of the Earned Performance Award for such performance goal will be determined by straight-line interpolation. If the attained level of one of the performance goals above is less than the threshold performance goal, then no portion of the Performance Award subject to that performance goal shall be earned or paid.

3.         Form and Timing of Payment. Except as otherwise provided in Sections 4, 5 or 6 below, the total amount of the Earned Performance Award shall be paid by the Company to the Awardee in cash, less applicable tax withholdings, following certification by the Committee of the attainment of the performance goals set forth in Section 2 for the Performance Period; provided that the Awardee remains in the Continuous Service of the Company or any of its Subsidiaries through the date such payment is made (the “Payment Date”); provided, further, however, that if the Awardee is or becomes Retirement Eligible at any time prior to March 15 of the year following the expiration of the Performance Period (the “Short-Term Deferral Date”), then the Payment Date shall be no later than such Short-Term Deferral Date.

4.         Termination of Employment. Notwithstanding the provisions of Section 2 and Section 3 above, in the event that the Awardee’s Continuous Service with the Company and/or its Subsidiaries is terminated after the completion of the first calendar year of the Performance Period but prior to the Payment Date: (i) by the Company and/or its Subsidiaries without Cause (as hereinafter defined) or (ii) due to the Awardee’s death or Disability (as hereinafter defined), not more than two and one-half months after the calendar year during which the Awardee’s termination date occurs, the Company shall pay the Awardee an amount in cash, less applicable tax withholdings, equal to the product of: (1) the total amount of the Performance Award that would have been earned had the Performance Period ended as of the December 31st immediately prior to the date on which the Awardee’s Continuous Service terminated (determined based on the actual Company Adjusted EPS Growth Rate and the Company TSR Percentile from the beginning of the Performance Period through such December 31st), and (2) a fraction, of which (x) the numerator is the number of completed calendar months during the Performance Period that the Awardee is in Continuous Service with the Company or any of its Subsidiaries prior to the date of termination, and (y) the denominator is thirty-six (36); and the remaining portion of the Performance Award shall be forfeited. Except as provided above or in Section 5, in the event that the Awardee’s Continuous Service with the Company or any of its Subsidiaries terminates prior to the Payment Date (which, for the avoidance of doubt, includes any termination that occurs during the first calendar year of the Performance Period), the entire Performance Award shall be forfeited.

5.         Retirement. Notwithstanding the provisions of Sections 2, 3 and 4 above, if the Awardee is Retirement Eligible and his or her Continuous Service with the Company and/or its Subsidiaries terminates after the first year of the Performance Period but prior to the Short-Term Deferral Date other than by reason of the Awardee’s termination of Continuous Service by the Company or any of its Subsidiaries for Cause or under any of the circumstances covered by Section 4, then the Awardee shall remain eligible to receive a Performance Award on the Payment Date to the extent, if any, that such Performance Award is determined by the Committee to be an Earned Performance Award for the Performance Period pursuant to Section 2; provided, however, that if such Awardee’s Continuous Service with the Company and/or its Subsidiaries terminates prior to the expiration of the Performance Period, the amount of any such Earned Performance Award shall be prorated to reflect the portion of the Performance Period during which the Awardee was in the Continuous Service of the Company and/or its Subsidiaries by multiplying the amount of the Earned Performance Award by a fraction, the numerator of which is the number of completed calendar months during the Performance Period that the Awardee was in Continuous Service with the Company or any of its Subsidiaries prior to the date of termination, and the denominator of which is thirty-six (36).

6.         Change in Control. Notwithstanding the provisions of Section 2 and Section 3 above, if a Change in Control (as hereinafter defined) occurs during the Performance Period and while the Awardee is in the Continuous Service of the Company or any of its Subsidiaries, not more than sixty (60) days following the Change in Control, the Company shall pay the Awardee an amount in cash, less applicable tax withholdings, equal to the product of: (1) the Target Award Amount, and (2) a fraction, of which (1) the numerator is the number of completed calendar months during the Performance Period prior to the Change in Control, and (2) the denominator is thirty-six (36); and the remaining portion of the Performance Award shall be forfeited.

7.         Transfer Restrictions. Neither this Agreement nor the Performance Award may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

8.         Withholding Taxes. The Awardee authorizes the Company to withhold from any payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

9.         Awardee Representations. The Awardee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee understands that the Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

10.       Employment. The Awardee acknowledges and agrees that (i) nothing in this Agreement or the Plan confers on the Awardee any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way the Awardee’s right or the Company’s right to terminate the Awardee’s employment, service, or consulting relationship at any time, with or without Cause (as hereinafter defined); and (ii) the Company would not have granted this Award to the Awardee but for these acknowledgements and agreements.

11.       Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

a.           “Cause” means, as determined by the Company, (i) conviction of or plea of nolo contendere to a felony by the Awardee; (ii) acts of dishonesty by the Awardee resulting in personal gain or enrichment at the expense of the Company or its Subsidiaries or the affiliates of the Company and its Subsidiaries; (iii) conduct by the Awardee in connection with his duties to the Company and/or its Subsidiaries that is fraudulent, unlawful, grossly negligent, disloyal or otherwise contrary to the best interests of the Company and/or its Subsidiaries; (iv) engaging in inappropriate personal conduct by the Awardee including, but not limited to, harassment discrimination, or the use or possession at work of any illegal controlled substance; (v) contravention of specific lawful direction from the Board or supervisor or continuing failure by the Awardee to perform his duties to the Company or its Subsidiaries, or (vi) breach of any non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Awardee for the benefit of the Company or any of its Subsidiaries; provided that, at the Company’s discretion, the Awardee may have up to fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

b.       “Change in Control” shall have the meaning ascribed thereto in the Plan as of the date hereof.

c.       “Company Adjusted EPS” shall mean the EPS of the Company for a specified period, after adjustments thereto (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items and (ii) solely to the extent permitted under Section 17 below, to reflect such other factors as the Committee deems appropriate to fairly reflect earnings per share. For the avoidance of doubt, the Company Adjusted EPS for each fiscal year is intended to be the same as reported in the Company’s fourth quarter earnings presentation for the relevant fiscal year.

d.       “Company Adjusted EPS Growth Rate” shall mean the cumulative Company Adjusted EPS for the specified period divided by the number of fiscal years in the specified period, stated in terms of a percentage growth rate. For the avoidance of doubt, the Company Adjusted EPS Growth Rate shall be calculated on the basis of the Company Adjusted EPS for the fiscal year prior to the specified period.

e.       “Company TSR Percentile” shall mean the percentile ranking as determined by the Committee on the basis of the Total Shareholder Return for each of the Peer Group Companies, including the Company.

f.       “Continuous Service” shall mean the absence of any interruption or termination of service as an employee, director, consultant, advisor or other individual service provider; provided, however, that periods of absence to the extent permitted by Company policies due to vacations, holidays, sick days, short term disability and other approved absences, will not be considered to be an interruption or termination of service hereunder. Changes in status between service as an employee, director, consultant, advisor or other individual service provider to the Company or any of its Subsidiaries will not constitute an interruption of service.

g.       “Disability” shall have the meaning ascribed thereto in the Plan as of the date hereof. Notwithstanding the foregoing, if the Awardee and the Company or any of its Subsidiaries have entered into an employment agreement, consulting agreement, advisory agreement or other similar agreement that specifically defines “disability,” then “Disability” shall have the meaning defined in that employment agreement, consulting agreement, advisory agreement or other agreement.

h.       “EPS” shall mean the diluted earnings per share from continuing operations for the Company.

i.        “Peer Group Companies” shall mean the Company and American Axle & Manufacturing Holdings, Inc., Autoliv, Inc., Borg Warner, Inc., Dana Holding Corporation, Delphi Automotive, PLC, Gentex Corporation, Harman International Industries, Incorporated, Johnson Controls, Inc., Lear Corporation, Magna International, Inc., Martinrea International Inc., Meritor, Inc., Shiloh Industries, Inc., Tenneco Inc. and Visteon Corporation.  If, prior to the end of the Performance Period, any Peer Group Company ceases to be a public reporting company for any reason, then such company shall not be considered a Peer Group Company.

j.        “Retirement Eligible”, for purposes of this Agreement only, shall mean the Awardee has either (i) attained age 65 and completed at least five (5) full years of Continuous Service with the Company and/or its Subsidiaries, or (ii) attained age 59½ and whose combined age and full months and years of Continuous Service with the Company and/or its Subsidiaries equals or exceeds 85.

k.       “Total Shareholder Return” shall mean, with respect to a specified period, the total percentage return per share of common stock, assuming contemporaneous reinvestment of all dividends and other distributions on the date such dividend or other distribution was paid, and based on the average stock price over the first twenty (20) trading days of the Performance Period and the average stock price over the last twenty (20) trading days of the Performance Period. If necessary, the measurement of Total Shareholder Return shall be adjusted to reflect stock splits or similar changes in capitalization which occur during a specified period.

12.        Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

13.        Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling. This Award Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

14.       Opportunity for Review. Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Awardee has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. The Awardee further agrees to notify the Company upon any change in Awardee’s residence address.

15.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

16.       Section 409A Compliance. To the extent that this Agreement and the Performance Award hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Awardee agree that the Performance Award may be amended or modified by the Company as appropriate to maintain compliance with the provisions of Section 409A of the Code.

17.        Section 162(m) Compliance. Notwithstanding anything in this Agreement to the contrary, if the Awardee is a “covered employee” within the meaning of Section 162(m) of the Code and this Performance Award is not exempt from the deduction limitation under Section 162(m) of the Code by virtue of the exception under Treas. Reg. Sec. 1.162-27(f), (i) no amounts shall be paid under this Agreement unless the material terms of the performance goals hereunder are approved by the stockholders of the Company in accordance with Section 162(m) of the Code, (ii) prior to the payment of any amounts under this Agreement, the Committee must certify in writing that the applicable performance goals and all other material terms and conditions to payment were in fact satisfied, and (iii) the Committee shall not exercise discretion to adjust any component of the performance goals hereunder or the amount of the Performance Award in a manner that is precluded by Section 162(m) of the Code.

18.       Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Performance Award for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the payments made exceed the amount that would have been as a result of the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

19.       Electronic Acceptance. The Awardee shall be deemed to have accepted and agreed to the terms and conditions of this Agreement (and the applicable terms of the Plan) unless the Awardee rejects this Award Agreement within 90 days of the Award Date by such electronic means as the Company may permit. If the Awardee rejects the Award Agreement, the Performance Award that would otherwise have been made to the Awardee under this Award Agreement shall be null and void and the Performance Award will be cancelled.

TOWER INTERNATIONAL, INC.

PERFORMANCE AWARD AGREEMENT

EXHIBIT A

1.	(a)	Awardee’s Name: _________________________________________

	(b)	Award Date: ____________________

	(c)	Target Award Amount: $______________

	(d)	Performance Period: January 1, 2015 - December 31, 2017

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